Exhibit 1.2

AMENDMENT NO. 1 TO SELECTED DEALER AGREEMENT

This Amendment No. 1 to Selected Dealer Agreement, dated July 21, 2014 (this “Amendment”), is made by and among Dividend Capital Diversified Property Fund Inc., a Maryland corporation (the “Company”), Dividend Capital Securities LLC, a Colorado limited liability company (the “Dealer Manager”), Dividend Capital Total Advisors LLC, a Delaware limited liability company (the “Advisor”), and Raymond James & Associates, Inc., a Florida corporation (“Raymond James”). The Company, the Dealer Manager, the Advisor and Raymond James are collectively referred to herein as the “Parties,” and each a “Party.” Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Selected Dealer Agreement (defined below).

WHEREAS, the Parties have entered into a Selected Dealer Agreement, dated as of May 27, 2014 (the “Selected Dealer Agreement”);

WHEREAS, the Parties desire to amend the Selected Dealer Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreements.

(a) Pursuant to Section 18 of the Selected Dealer Agreement, the Parties hereby agree that the first paragraph of Section 3(a) of the Selected Dealer Agreement shall be amended and restated in its entirety as follows:

(a) Purchase of Shares. On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, the Company and the Dealer Manager hereby appoint Raymond James as a selected dealer (i) with respect to Class I Shares sold in the Primary Offering through the Managed Offering Term and (ii) with respect to DRIP Shares purchased with distributions paid by the Company on such Shares sold by Raymond James during the period from the date hereof to the date that the Offering is terminated (the “Effective Term”). Subject to the performance by the Company of all obligations to be performed by it hereunder and the completeness and accuracy of all of its representations and warranties, Raymond James agrees to use its best efforts, during the Managed Offering Term, to offer and sell up to $50,000,000 in Class I Shares in the Primary Offering at the price terms stated in the Prospectus, as the same may be adjusted from time to time; provided that the Company may make one or more elections throughout the Managed Offering Term to increase the maximum amount of Class I Shares to be sold in the Managed Offering up to an aggregate of $100,000,000 upon written notice to the Dealer Manager and Raymond James (the “Managed Offering”). The term “Managed Offering Term” means the period from May 27, 2014 to the earlier of (a) written notice from the Company or the Dealer Manager to Raymond James, or written notice from Raymond James to the Company or the Dealer Manager, terminating the Managed Offering and (b) August 31, 2014, unless extended in writing by the Company and Raymond James.

(b) Pursuant to Section 18 of the Selected Dealer Agreement, the Parties hereby agree that Section 3(b) of the Selected Dealer Agreement shall be amended and restated in its entirety as follows:

(b) Closing Dates and Delivery of Shares. In no event shall a sale of Shares to an investor be completed until at least five business days after the date the investor receives a copy of the Prospectus. Orders for Class I Primary Shares (as defined below) shall be submitted by Raymond James to the Company as set forth in this Agreement on mutually agreed upon closing dates; provided that there shall be no more than three of such closing dates during the term of this Agreement, unless the Company and Raymond James agree in writing to any additional closing dates (each such date, a “Closing Date”). Shares will be issued as described in the Prospectus. Share issuance dates for purchases made pursuant to the DRIP will be as set forth in the DRIP.

2. Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendments set forth above shall be limited precisely as written and relate solely to the provisions of the Selected Dealer Agreement in the manner and to the extent described above, and nothing in this Amendment shall be deemed to constitute a waiver of compliance by any of the Parties with respect to any other term, provision or condition of the Selected Dealer Agreement or any other instrument or agreement referred to therein. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Selected Dealer Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

3. Miscellaneous.

(a) Regardless of the place of its physical execution or performance, the provisions of this Amendment will in all respects be construed according to, and the rights and liabilities of the parties hereto will in all respects be governed by, the substantive laws of New York without regard to and exclusive of New York’s conflict of laws rules.

(b) Any dispute between the parties concerning this Amendment not resolved between the parties will be arbitrated in accordance with the rules and regulations of FINRA. In the event of any dispute between Raymond James and any of the Company, the Dealer Manager or the Advisor, each of Raymond James and the Company, the Dealer Manager and the Advisor will continue to perform their respective obligations under this Amendment and the Selected Dealer Agreement in good faith during the resolution of such dispute unless and until the Selected Dealer Agreement is terminated in accordance with the provisions thereof.

(c) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors, legal representatives and assigns in each case permitted under Section 12 of the Selected Dealer Agreement.

(d) The headings in this Amendment are for convenience only and will not constitute a part of this Amendment for any other purpose and will not be deemed to limit or affect any of the provisions hereof or of the Selected Dealer Agreement.

(e) This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

(f) This Amendment, together with the Selected Dealer Agreement, represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein or therein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

By:	/s/ Jeffrey F. Johnson
Name:	Jeffrey F. Johnson
Title:	Chief Executive Officer

DIVIDEND CAPITAL SECURITIES LLC

By:	/s/ Charles Murray
Name:	Charles Murray
Title:	President

DIVIDEND CAPITAL TOTAL ADVISORS LLC

By:	/s/ Evan H. Zucker
Name:	Evan H. Zucker
Title:	Manager

Accepted as of the date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Vivek Seth
Name:	Vivek Seth
Title:	Managing Director, Head of Real Estate Group, Investment Banking